Exhibit 21.1

Alimera Sciences, Inc.

List of Subsidiaries

Name of Wholly-Owned Subsidiary	Jurisdiction of Organization	Name under which the subsidiary conducts business
Alimera Sciences Limited	United Kingdom	Alimera Sciences Limited